M.A. Hanna Company
          SUITE 36-5000, 200 PUBLIC SQUARE, CLEVELAND, OHIO 44114-2304


To Our Stockholders:

     On behalf of the Board of Directors and management, I cordially invite you to attend the 1998 annual meeting of stockholders of the Company to be held on Wednesday, May 6, 1998, at 10:30 A.M. at the Forum Conference Center Auditorium, 1375 East Ninth Street, Cleveland, Ohio.

     At the meeting, in addition to considering and acting on the matters described in the Proxy Statement, there will be a management report. Following the report, there will be an opportunity for stockholders to ask questions about the Company and its operations.

     If you will need special assistance at the meeting because of a disability, please contact the office of the Corporate Secretary at the above address.

     Whether or not you currently plan to attend the meeting, it is important that you exercise your right to vote. Please sign, date and return the proxy card promptly.

     I look forward to seeing you on May 6.


                                        Sincerely,

                                        /s/ D. J. McGregor
                                        D. J. McGregor
                                        Chairman and Chief Executive Officer

                               M.A. Hanna Company
                        SUITE 36-5000, 200 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-2304

                            Notice of Annual Meeting



     The annual meeting of stockholders of M.A. Hanna Company will be held on Wednesday, May 6, 1998 at 10:30 A.M. at the Forum Conference Center Auditorium, 1375 East Ninth Street, Cleveland, Ohio, for the following purposes:

     (1) Electing nine directors for the ensuing year;

     (2) Ratifying the appointment of independent public accountants; and

     (3) Transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 11, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.


                                                 JOHN S. PYKE, JR.
                                   Vice President, General Counsel and Secretary



March 16, 1998

     PLEASE FILL OUT, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

NOTICE OF ANNUAL MEETING

PROXY STATEMENT ..................................................             1

General Information ..............................................             1

ELECTION OF DIRECTORS ............................................   (ITEM 1)  1

Meetings and Committees of the Board of Directors ................             3

Holdings of Shares of the Company's Common Stock .................             5

Section 16(a) Beneficial Ownership Reporting Compliance ..........             5

Executive Compensation ...........................................             5

Retirement Benefits ..............................................             9

Board Compensation and Organization Committee Report
     on Executive Compensation ...................................            10

Compensation Committee Interlocks and Insider Participation ......            12

Performance Graph ................................................            13

Directors' Compensation ..........................................            14

RATIFICATION OF APPOINTMENT OF
     INDEPENDENT PUBLIC ACCOUNTANTS ..............................   (ITEM 2) 15

Submission of Stockholder Proposals ..............................            15

Other Matters ....................................................            15

                                PROXY STATEMENT

                               General Information

     This statement is furnished in connection with the solicitation by the Board of Directors of M.A. Hanna Company of proxies to be used at the annual meeting of stockholders of the Company to be held on Wednesday, May 6, 1998. The meeting will be held at the Forum Conference Center Auditorium, 1375 East Ninth Street, Cleveland, Ohio.

     If the accompanying form of proxy is properly executed and returned, the shares represented by it will be voted and, where a specification is made by the stockholder, as provided therein, will be voted in accordance with such specification. If no such specification is made, the shares will be voted in accordance with the recommendations of the Company's management. The proxy may, nevertheless, be revoked prior to its exercise by delivering written notice of revocation to the Company, by executing a later dated proxy or by attending the meeting and voting in person. For stockholders participating in the Company's Dividend Reinvestment and Stock Purchase Plan, the administering bank will only vote the shares that it holds for the participant's account in accordance with the proxy returned by the participant and the procedures set forth above. If a proxy is not returned or returned unsigned, none of the shares represented by that proxy, whether held in the Dividend Reinvestment and Stock Purchase Plan or otherwise, will be voted.

     At the annual meeting, the results of stockholder voting will be tabulated by the inspectors of election appointed for the annual meeting. The Company intends to treat properly executed proxies that are marked "abstain" or that are held in "street name" by brokers and are not voted on one or more particular proposals (if otherwise voted on at least one proposal) as "present" for purposes of determining whether a quorum has been achieved at the annual meeting. Directors will be elected by a plurality vote. Votes withheld in respect of the election of directors will not be counted in determining the outcome of that vote. In respect of the proposal to ratify the appointment of independent public accountants, abstentions will be treated as votes against the proposal and broker non-votes will be treated as having no effect on the outcome of the vote.

     At the close of business on March 11, 1998, the record date for the annual meeting, the Company had outstanding and entitled to vote 50,836,352 shares of Common Stock. Each share of Common Stock is entitled one vote on each matter brought before the meeting.

     The Company has retained Morrow & Co., Inc., a proxy solicitation firm, for a fee of $7,000 plus reimbursement of normal expenses, to assist employees of the Company in the solicitation of proxies by personal interview, telephone and other means. The cost of solicitation of proxies will be borne by the Company.

     The Notice of Annual Meeting, Proxy Statement and form of proxy are first being mailed to stockholders on approximately March 16, 1998. The Annual Report of the Company for the year ended December 31, 1997 was first mailed to stockholders with proxy materials, but the Annual Report is not deemed to be part of this Proxy Statement.

     At the annual meeting of stockholders of the Company held on May 7, 1997, approximately 91.5% of the then outstanding shares were present at the meeting and voting.


                            1. ELECTION OF DIRECTORS

     Messrs. B. C. Ames and M. D. Walker will retire from the Company's Board at the 1998 annual meeting of stockholders. Mr. Ames served on the Board of Directors since 1980 and Mr. Walker served since 1986. Both Directors made extraordinary contributions and provided guidance of inestimable value and their participation in the Board deliberations will be greatly missed. The Board has nominated the remaining nine incumbent Directors for election at the 1998 annual meeting. All nominees except Mr. Lewis, who was elected to the Board on August 6, 1997, were previously elected by stockholders.

     It is intended that shares represented by the proxies in the accompanying form will be voted for the election of the nine nominees listed below to serve as directors for a term of one year and until their successors are elected and qualified. If any nominee should be unable or unwilling to serve as a director, which the Board of Directors does not anticipate, the proxies will be voted for such other person as the Board of Directors may select or the size of the Board may be reduced accordingly.

     The following table lists information as of January 31, 1998 as to each nominee for director, his or her principal occupation or employment and certain other directorships. Except as otherwise indicated each nominee has had the same principal occupation or employment during the past five years.


Nominee for Director             Principal Occupation and Other Directorships
--------------------             --------------------------------------------
CAROL A. CARTWRIGHT           President,  Kent State  University  (public higher
Ph.D.                         education institution),  1991 to date. Director of
Director since 1994           KeyCorp,    FirstEnergy    Corp.,   and   Republic
Age -- 56                     Engineered  Steels,   Inc.  and  Director  of  the
                              National  Association for State  Universities  and
                              Land-Grant Colleges. Member of National Collegiate
                              Athletic Association Presidents Council.

WAYNE R. EMBRY                President  and  Chief   Operating   Officer,   The
Director since 1990           Cleveland   Cavaliers   (professional   basketball
Age -- 60                     team),  1986 to  date.  Chairman  of the  Board of
                              Michael Alan Lewis Company (supplier to automotive
                              industry).    Director   of    Centerior    Energy
                              Corporation,  Ohio Casualty  Insurance Company and
                              Key Bank N.A.

J. TREVOR EYTON, O.C.         Senior   Chairman  and  Director,   Edper  Brascan
Director since 1986           Corporation  (collectively  in natural  resources,
Age -- 63                     power generation and financial  services).  Member
                              of the Senate of Canada.  Director  of Barick Gold
                              Corporation, Noranda, Inc. and Wesco Distribution,
                              Inc.

GORDON D. HARNETT             Chairman,  President and Chief Executive  Officer,
Director since 1997           Brush Wellman Inc. (specialty materials),  January
Age-- 55                      1991 to date.  Director of Essef  Corp.,  Lubrizol
                              Corp. and National City Bank.

GEORGE D. KIRKHAM             Retired financial industry executive.
Director since 1975
Age -- 65

DAVID BAKER LEWIS             Chairman,  Lewis  &  Munday  (attorneys),  1982 to
Director since 1997           date.  Director of Consolidated  Rail  Corporation
Age -- 53                     (Conrail),  Comerica Bank, Michigan,  LG& E Energy
                              Corp. and TRW Inc.

MARVIN L. MANN                Chairman  and  Chief  Executive  Officer,  Lexmark
Director since 1991           International,  Inc. (office machines), March 1991
Age -- 64                     to date.  Director of Imation,  Inc. and member of
                              the  Independent   Board  of  Trustees,   Fidelity
                              Investments.

DOUGLAS J. MCGREGOR           Chairman and Chief Executive Officer of M.A. Hanna
Director since 1990           Company, July 1, 1997 to date; President and Chief
Age -- 57                     Executive Officer of M.A. Hanna January 1, 1997 to
                              June  30,  1997;  President  and  Chief  Operating
                              Officer of M.A. Hanna,  1989 to December 31, 1996.
                              Director   of   KeyCorp   and   Vulcan   Materials
                              Corporation.

RICHARD W. POGUE              Senior Advisor, Dix & Eaton Inc. (public relations
Director since 1988           firm),  July 1,  1994  to  date;  Senior  Partner,
Age -- 69                     Jones, Day, Reavis & Pogue (attorneys)  January 1,
                              1993 to June 30, 1994;  Managing Partner,  1989 to
                              December   31,  1992.   Director  of   Continental
                              Airlines,   Derlan  Industries  Limited,  KeyCorp,
                              Lamalie  Associates,  Inc., Rotek Incorporated and
                              TRW Inc.

     The following table sets forth information as to the beneficial ownership of the Company's Common Stock on January 31, 1998 by each director, the chief executive officer and the four other most highly compensated executive officers and, as a group, the foregoing persons and other executive officers. Except as indicated in the footnotes, the directors have sole voting and investment power over the shares listed.

                                                                                       Total
                                                                                     Shares &
                                                                    Shares or          Share
                                   Shares        Percent of     Share Equivalent    Equivalent
                                Beneficially     Outstanding    Held in Deferred   Beneficially
Name                                Owned          Shares      Compensation Plans      Held
-----                           -------------    -----------   ------------------- ------------
B. C. Ames                         82,082(1)           *             9,384              91,916
C. A. Cartwright                   24,126(1)           *             1,039              25,165
W. R. Embry                        26,392(1)           *             1,154              27,546
J. T. Eyton                        17,790(2)           *             4,544              22,334
G. D. Harnett                         300              *               253                 553
G. D. Kirkham                      45,009(1)(3)        *             1,155              46,164
M. L. Mann                         33,817(1)           *            10,178              43,995
D. J. McGregor                    479,310(4)(5)        *             1,912             481,222
R. W. Pogue                        51,487(1)           *             1,155              52,642
M. D. Walker                    1,166,786(5)(6)      2.3%           12,145           1,178,931
K. J. Darragh                      29,027(5)           *             1,828              30,855
G. W. Henry                       106,852(5)           *                 0             106,852
D. R. Schrank                     147,939(5)           *             5,604             153,543
All directors and executive
officers as a group             2,672,134(5)         5.3%           52,780           2,724,914

* The shares beneficially owned amount to less than one percent of the outstanding shares of the Company's Common Stock.

(1) Includes 22,500 shares which may be acquired within 60 days through the exercise of stock options granted under the Company's 1988 Long-Term Incentive Plan.

(2) Includes 7,500 shares which may be acquired within 60 days through the exercise of stock options granted under the Company's 1988 Long-Term Incentive Plan.

(3) Includes 16,200 shares as to which Mr. Kirkham has shared investment and voting power; the shares are held by a trust for which he serves as co-trustee; Mr. Kirkham disclaims any beneficial interest in such shares.

(4)  Includes 3,390 shares held by a trust for Mr. McGregor's wife.

(5) Includes shares which may be acquired within 60 days through the exercise of stock options, as follows: 334,225, 719,988, 18,224, 62,273, 126,398 and
     323,870 shares for Messrs. McGregor, Walker, Darragh, Henry and Schrank and the group, respectively.

(6) Includes 2,000 shares owned by Mr. Walker's wife; Mr. Walker disclaims any beneficial interest in such shares.


                Meetings and Committees of the Board of Directors

     The Board of Directors held 7 meetings in 1997. All director-nominees attended at least eighty percent of the meetings of the Board and committees of the Board on which each served.

     In addition to meeting as a group to review the Company's business, certain members of the Board of Directors also devote their time and talents to the Board's five standing committees. The committees and their principal functions are as follows:

     The Audit Committee, composed of directors who are not employees of the Company, held 4 meetings in 1997 with the Company's Chief Financial Officer, Chief Accounting Officer, General Counsel, Director of Internal Audit and independent public accountants to review the plan and results of the audit by the independent accountants, the Company's financial statements, the scope and results of the Company's internal auditing procedures, the adequacy of the Company's system of internal controls and the Company's environmental and litigation exposures and its health and safety record. The Committee also selects and appoints independent public accountants to serve as the Company's auditors each year. Present members are C. A. Cartwright, G. D. Harnett, G. D. Kirkham, D.B. Lewis and R. W. Pogue (Chair).

     The Board Governance Committee held 2 formal meetings in 1997. Pursuant to the Guidelines on Significant Corporate Goverance Issues adopted by the Board, the Committee annually conducts an assessment of the Board's performance and recommends changes in the policies and operations of the Board and its Committees. It also acts as a nominating committee of the Board and recommends qualified candidates for election as directors. Stockholders wishing to nominate candidates for consideration by the Committee can do so by writing to the Corporate Secretary and providing the candidate's name, appropriate biographical data and qualifications. Present members are C. A. Cartwright, W. R. Embry (Chair), G. D. Kirkham and D. J. McGregor.

     The Compensation and Organization Committee, composed of directors who are not employees of the Company, held 5 meetings in 1997. It approves remuneration arrangements and succession plans for senior management and administers the Company's executive compensation plans. Present members are B. C. Ames, W. R. Embry, M. L. Mann (Chair) and R. W. Pogue.

     The Executive Committee exercises all of the authority of the Board of Directors during intervals between meetings of the Board except for those powers to be exercised only by other committees of the Board, the declaration of any dividend, the issuance of stock and the powers which pursuant to Section 141(c) of the General Corporation Law of the State of Delaware, as amended, may not be delegated to a Committee. It held 1 meeting in 1997. Present members are B. C. Ames, J. T. Eyton, D. J. McGregor (Chair) , R. W. Pogue and M. D. Walker.

     The Retirement Plans Committee, composed of directors who are not employees of the Company, held 2 meetings in 1997. It is responsible for reviewing the operation and funding of the Company's retirement programs and a management committee which in turn is responsible for the operation and administration of the retirement and welfare plans of the Company and its subsidiaries. Present members are C. A. Cartwright (Chair), W. R. Embry, J. T. Eyton, G. D. Harnett and M. L. Mann.

                Holdings of Shares of the Company's Common Stock

     The following table lists the only persons believed by the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of the Company as of December 31, 1997. The nature of the beneficial ownership is set forth in the footnotes below.

                                                  Shares            Percent of
Beneficial Owner                            Beneficially Owned      Outstanding
---------------                             ------------------      -----------
FMR Corp.                                      2,825,425(1)            5.57%
   82 Devonshire Street
   Boston, MA 02109

Wachovia Bank of North Carolina, N.A.,         5,015,129(2)            9.90%
   Trustee of the M.A. Hanna
   Associates Ownership Trust
   301 North Main Street
   Winston-Salem, NC 27102

----------
(1) Sole dispositive power, according to Schedule 13G dated February 14, 1998, as filed with the Securities and Exchange Commission.

(2) Shared voting and dispositive power. Shares of Common Stock are periodically allocated and released from the Trust to satisfy funding requirements under certain of the Company's compensation and benefit plans ("Plans"). Participants in and trustees of the Plans under confidential voting procedures have authority to vote all shares allocated to them or to instruct that the shares not be voted. Unallocated shares held in the Trust are voted in the same proportions as the shares for which instructions have been received.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's Directors and certain officers to report ownership of M.A. Hanna securities and benefit plan interests and subsequent acquisitions, dispositions or other transfer of interests in such securities if and to the extent reportable events occur which require reporting. The Company is required to describe in this proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on the filed reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1997.


                             Executive Compensation

     The following table sets forth the compensation for the chief executive officer and the other most highly compensated executive officers, for services rendered in all capacities to the Company and its subsidiaries for the last three years.

                           SUMMARY COMPENSATION TABLE

                                               Annual                               Long-Term
                                             Compensation                           Compensation
                                       ------------------------    -------------------------------------------------
                                                                                  Awards                   Payouts
                                                                   ------------------------------------   ---------
                                                                      Other         Restricted    Number
     Name and                                                         Annual          Stock        of      LTIP       All Other
Principal Position                     Year     Salary    Bonus    Compensation(1)  Awards($)(2) Options  Payouts(3) Compensation(4)
------------------                     ----     ------    -----    ---------------  ------------ -------  ---------- ---------------
D. J. McGregor ......................  1997   $553,667   $330,000     $  2,446        22,598     70,785   $245,700      $238,865
   Chairman (from July 1, 1997) .....  1996   $450,000   $300,000     $  5,120        29,241     76,091   $328,700      $247,281
   & Chief Executive Officer ........  1995   $436,667   $330,000     $  3,455        23,136     61,440   $277,500      $242,012

M. D. Walker ........................  1997   $330,000   $215,000     $  3,446        41,715    100,000   $453,600      $246,654
   Chairman (retired June 30, .......  1996   $660,000   $520,000     $ 18,965        38,468    100,000   $432,500      $314,686
   1997) ............................  1995   $640,000   $540,000     $  9,788        28,128    113,913   $337,500      $305,407

D. R. Schrank .......................  1997   $287,000   $120,000     $  1,110        10,445     22,275   $113,400      $ 58,823
   Senior Vice President- ...........  1996   $275,000   $130,000     $  1,312          N/A(5)   25,302      NA(5)      $ 50,368
   Operations .......................  1995   $263,333   $151,500     $    971          N/A(5)   26,757      NA(5)      $ 50,190

G. W. Henry .........................  1997   $236,667   $155,000     $ 71,015         8,434     15,625   $ 91,665      $ 59,460
   Senior Vice President- ...........  1996   $212,333   $115,000     $ 72,149         7,694     17,687   $ 86,500      $ 56,791
   Operations .......................  1995   $202,000   $110,000     $  1,298         5,640     14,816   $ 67,500      $ 55,632

K. J. Darragh .......................  1997   $221,462   $137,000       N/A(6)         6,661     15,625   $ 72,387        N/A(6)
   Senior Vice President- ...........  1996   $169,265   $120,000       N/A(6)         5,547     14,057   $ 62,280        N/A(6)
   Operations .......................  1995   $145,693   $124,000       N/A(6)         3,144     12,140   $ 37,500        N/A(6)

(1) The column reports the Company's reimbursements for the Medicare taxes incurred by the named officers on accrued non-qualified plan benefits and in addition to such reimbursement to Mr. Henry in 1996 in the amount of $2,091, and in 1997 in the amount of $520, includes reimbursement for moving expenses and payments to equalize cost-of-living and housing differences in connection with an assignment outside of his home country. The aggregate amount of perquisites and personal benefits given to each officer did not exceed the disclosure thresholds established by the Securities and Exchange Commission.

(2) The column reports grants of restricted stock to the named individuals during the fiscal year. The value of the awards shown in the table is determined by multiplying the number of shares awarded by the closing market price for stock on the award date. The total number of restricted shares and the value of those shares at the end of the last fiscal year, based on the year-end closing price for stock, held by Messrs. McGregor, Walker, Schrank, Henry and Darragh were 5,208/$131,502; 7,145/$180,411; 483/$12,195; 1,405/$35,476; and 959/$24,215, respectively. Restricted shares are issued at the same time LTIP payouts are made equal in value to 25% of the value of the Common Stock component of the LTIP payout; neither the restricted shares nor the other shares issued at the same time may be transferred for four years, at which time the restrictions lapse. The named officers receive dividends on their restricted shares at the same time and frequency as all stockholders.

(3) Payout in cash and market value of Common Stock paid under the Company's 1988 Long-Term Incentive Plan in the year following the three-year performance period ending December 31, 1996, 1995 and 1994.

(4) The column reports matching contributions made by the Company under the Capital Accumulation Plan, a retirement type savings plan, of $88,566, $123,484, $40,563, and $34,787 for Messrs. McGregor, Walker, Schrank and Henry, respectively, and the dollar value of split dollar life insurance premiums paid in the amounts of $150,299, $123,170, $18,260, and $24,673 for Messrs. McGregor, Walker, Schrank and Henry, respectively.

(5) LTIP payouts in these years were for awards made prior to Mr. Schrank's employment.

(6) Prior to his election as a Senior Vice President in 1997, Mr. Darragh did not participate in certain executive benefit plans.

     The Company's Voluntary Non-Qualified Deferred Compensation Plan, approved by stockholders in 1995, provides that executives whose total annual cash compensation exceeds $150,000 may elect to defer up to 25% of his or her salary and up to 100% of his or her short-term compensation and to allocate the deferral to a cash account ("Cash Account") or an account maintained in shares of M.A. Hanna Common Stock (the "Stock Account"). Balances in the Cash Account earn interest quarterly at a rate equal to 125% of the Moody's Corporate Bond Yield Index. As cash dividends are declared on M.A. Hanna Common Stock, the executive's Stock Account is credited with additional shares of M.A. Hanna Common Stock equivalent to cash dividends paid on the balance of shares in the Stock Account. All deferrals to the Stock Account are "matched" by a 25% premium in the form of additional shares of M.A. Hanna Common Stock. When the executive retires, dies or becomes disabled, the full balance in the Cash Account and Stock Account is distributed to the executive, and if employment terminates for any other reason, a partial distribution will be made. Messrs. Darragh, McGregor and Schrank have elected to participate in the Plan.

     The Company has in effect employment agreements with its executive officers, including the officers named in the compensation table on page 5, which become operative only upon a "change in control" of the Company, as defined in the agreements. The agreements provide that the officers will remain employed by the Company in their customary positions from the occurrence of a "change in control" (i) for an initial term of three years which, unless otherwise elected by either party, is automatically extended for an additional one-year period on the third anniversary and each anniversary thereafter or (ii) until normal retirement date, if sooner. During this employment period the officer will receive a base salary at least equal to the annual rate in effect at the time of the "change in control", plus any increases as may be awarded thereafter in accordance with the Company's regular administrative practices, and a bonus under the Company's pay-for-performance plan at least equal to the highest annual bonus paid to him under such plan during the three years preceding the time of the "change in control". In addition, during this employment period the officer shall be entitled to continue to participate in all of the Company's benefit programs in which he was participating at the time of the "change in control".

     If the executive officer's employment is terminated for any reason other than death, disability, retirement or cause during the employment term, the officer is entitled to receive, as liquidated damages for the breach of contract, a payment equal to the present value of the sum of the salary and bonus(es) due to the officer for the remainder of his employment term and is also entitled to benefits and service credits under the Company's benefit plans for the remainder of his employment term. The Company is entitled to offset against amounts due to the officer any compensation payments made to the officer by another employer under certain conditions. Termination of employment without cause is defined to include a good faith determination by the officer that due to changed circumstances significantly affecting his position with the Company after the "change in control" occurs, he is unable to carry out his duties and responsibilities.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     Potential Realized Value at
                                                                                     Annual Rates of Stock Price
                                                Individual Grants                   Appreciation for Option Term
                               ---------------------------------------------------   --------------------------
                                             Percent of
                                            Total Options
                                             Granted to
                                            Employees in    Exercise    Expiration
    Name                       Granted (#)   Fiscal Year Price ($/Sh)      Date         5% ($)        10% ($)
    -----                      ----------    -----------  ----------     ---------    -----------  ------------
D. J. McGregor                    70,785        15.2%      $25.1875      11/5/2007    $1,121,254    $2,481,472
M. D. Walker                     100,000        21.5%      $21.5000       1/2/2007    $1,352,123    $3,426,546
D. R. Schrank                     22,275         4.8%      $25.1875      11/5/2007    $  352,842    $  894,169
G. W. Henry                       15,625         3 4%      $25.1875      11/5/2007    $  247,504    $  627,233
K. J. Darragh                     15,625         3.4%      $25.1875      11/5/2007    $  247,504    $  627,233

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                             Value of Unexercised
                                                                              Number of         In-the-Money
                                                                         Unexercised Options     Options at
                                                                            at FY-End (#)        FY-End ($)
                                   Shares Acquired         Value          Exercisable (E)/    Exercisable (E)/
     Name                            on Exercise         Realized         Unexercisable (U)  Unexercisable (U)(1)
     ----                            -----------         --------         -----------------  --------------------
D. J. McGregor                          50,625           $869,532(2)          365,126 E           4,439,102 E
                                                                              160,591 U             558,160 U

M. D. Walker                            84,726         $1,426,268             719,988 E           6,683,403 E
                                                                                   -- U                  -- U

D. R. Schrank                               --                 --             120,774 E           1,277,877 E
                                                                               53,686 U             196,347 U

G. W. Henry                             12,938           $241,905              59,650 E             687,971 E
                                                                               34,978 U             113,257 U

K. J. Darragh                            6,008            $79,354              16,864 E             125,127 E
                                                                               30,404 U              83,571 U

(1) Based on market value of the Company's Common Stock on December 31, 1997 ($25.25 per share) minus the strike price.

(2)  Entire gain was deferred.

               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                      Estimated Future Payouts under
                                             Performance                Non-Stock Price Based Plans
                                              or Other      ---------------------------------------------------
                             Number of         Period       Threshold Number   Target Number    Maximum Number
                            Performance   Until Maturation   of Performance   of Performance    of Performance
    Name                  Share Units (#)     or Payout      Share Units (#)  Share Units (#)   Share Units (#)
    -----                 --------------  ----------------  ----------------  --------------    ---------------
D. J. McGregor                10,117           3 years            5,059           10,117            20,234
M. D. Walker                    --               --                --               --                --
D. R. Schrank                  3,184           3 years            1,592            3,184             6,368
G. W. Henry                    2,233           3 years            1,117            2,233             4,466
K. J. Darragh                  2,233           3 years            1,117            2,233             4,466

     The number of Performance Shares shown in the table above represent Performance Shares granted pursuant to the Company's 1988 Long-Term Incentive Plan as amended. Performance Shares represent the right to receive payments under the plan at the end of the three-year performance period commencing January 1, 1998. The number of Performance Shares earned by the named officers at the end of the three-year cycle will be determined by the Compensation and Organization Committee and will be based on achievement against earnings per share growth and return on shareholder equity measures. If the EPS and ROSE targets are met, the target number of Performance Shares will be paid out. If the results exceed target performance, the number of Performance Shares paid will range between the target number and the maximum number of Performance Shares shown in the above table. If, on the other hand, results are less than target performance, the number of Performance Shares paid will range between the target number and the threshold number of Performance Shares. If performance after the three-year performance period fails to reach threshold levels, no Performance Shares will be paid to any of the named officers. Payments will be determined based on the market value of M.A. Hanna Common Stock at the end of the performance period at which time a portion of the award will be paid in shares of M.A. Hanna Common Stock and a portion in cash.

                               Retirement Benefits

     The Salaried Employees Retirement Income Plan ("SERIP") is a non-contributory pension plan covering all officers and certain other salaried employees of the Company. In general, employees become covered under SERIP when they have completed one year of eligibility service and are at least 21 years of age. Upon reaching the normal retirement date (age 65), each participant in SERIP generally is entitled to receive monthly for life a basic benefit equal to the greater of (i) the participant's highest average monthly compensation (including bonuses and overtime) for 60 consecutive months out of the final 120 months of his or her employment or (ii) 1/12th of the average of his or her annual compensation (including bonuses and overtime) during any 5 annual periods in which he or she received the highest compensation included within the final 10 annual periods of his or her employment, which is then multiplied by 2% for the first 20 years of credited service and 1% for the next 20 years of credited service. In addition, benefits are provided for early retirement and to surviving spouses.

     The Company has adopted an excess benefits plan to pay retirement benefits which but for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code would have been paid under SERIP. These benefits will be paid out of the general funds of the Company or trust funds established for this purpose.

     The following table shows estimated annual benefits payable upon retirement to participants in specified remuneration and years-of-service classifications under the Company's above-mentioned two pension plans for salaried employees. Benefits payable under the qualified pension plan are not subject to any deduction for Social Security benefits.

 Average Annual
  Compensation                                         Years of Service at Age 65
For Last 5 Years           ---------------------------------------------------------------------------------
  of Employment            15 Years           20 Years          25 Years            30 Years       35 Years
----------------           --------           --------          --------            --------       --------
    $  300,000              $ 90,000          $120,000          $135,000             $150,000       $165,000
       500,000               150,000           200,000           225,000              250,000        275,000
       700,000               210,000           280,000           315,000              350,000        385,000
       900,000               270,000           360,000           405,000              450,000        495,000
     1,100,000               330,000           440,000           495,000              550,000        605,000

     The credited years of service for retirement benefits for Messrs. Darragh, Henry, McGregor and Schrank are 0, 22, 9 and 4, respectively.

                  BOARD COMPENSATION AND ORGANIZATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     M.A. Hanna's executive compensation program is structured and administered to drive and incent a level of performance necessary to achieve the Company's vision, support M.A. Hanna's internal culture and operating environment and reinforce its human resource management values. The objectives of the executive compensation program are to:

     o Establish a pay-for-performance philosophy and policy that places a meaningful portion of each executive's compensation at risk with the stockholders, commensurate with the executive's ability to impact bottom line results;

     o Motivate and incent executives to achieve a level of performance consistent with the Company's strategic business objectives and reward them for their achievement;

     o Provide total compensation opportunities which are market competitive, are subject to associated downside risk and offer significant upside opportunities based on performance, thus enabling M.A. Hanna to compete for and retain outstanding, talented and highly motivated executives who are vital to M.A. Hanna's long-term success;

     o Align the interests of executives with the long-term interest of stockholders through incentive-award opportunities that are linked to the long-term performance of the Company and that result in ownership of M.A. Hanna Common Stock; and

     o Retain the skills that are critical to the future success of the Company.

     M.A. Hanna's executive compensation program is comprised of three principal components: base salary; annual incentive compensation; and long-term incentive compensation. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives (including stock-based awards), and less on salary; this approach may result in variability in the executive's actual total cash compensation level from year to year if there are variations in the Company's performance.

     The executive total compensation program is designed to be competitive with the total compensation programs of a broad base of industrial companies with annual sales levels comparable to M.A. Hanna. In order to assess competitive total compensation programs and establish total compensation opportunities for M.A. Hanna executives, the Committee receives the advice of an independent compensation consultant and utilizes data contained in independent compensation surveys such as the Watson Wyatt Data Services' Top Management Report, the Towers Perrin Compensation Data Bank (Cash Compensation and Long-Term Incentive Plan Surveys), the Conference Board's report on Top Executive Compensation and Hewitt's Project 777 Executive Compensation Study.

     M.A. Hanna's total compensation program is structured to provide total compensation opportunities that are commensurate with the Company's ability to demonstrate consistently outstanding performance. In order to drive and reward for a consistent high level of performance, M.A. Hanna's total compensation systems are designed to deliver a total compensation opportunity that is above average. M.A. Hanna targets executive total compensation opportunities for its executives' outstanding performance at the 65th percentile of total compensation opportunities afforded to executives performing similar responsibilities in competitive companies. On the other hand, the total compensation systems are also designed to be responsive in the event the Company's actual performance falls below expectations vis-a-vis the annual operating plan and/or industry comparisons.

Base Salaries

     M.A. Hanna targets its executives' base salaries to the median, or 50th percentile, of base salaries reported in the published surveys referenced above by comparable companies.

     The Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is furnished with data on the current total compensation and total compensation history of each executive officer, current survey data for comparable positions at comparable industrial companies and individual performance appraisal ratings by the Chief Executive Officer for each executive officer except himself. At the meeting the Committee reviews all available data and considers adjustments; in 1997 it made selective adjustments in executive officers' salaries.

Annual Incentive Compensation for 1997

     In February 1998 the Committee approved annual incentive compensation awards for the executive officers which took into account the Company's operational, financial and strategic progress in 1997. The Committee approved individual awards for executive officers which reflected each executive's performance for the year and contribution to M.A. Hanna's achievements in 1997.

1997 Long-Term Incentive Plan Awards

     Under M.A. Hanna's stockholder-approved Long-Term Incentive Plan, the Committee grants stock options and long-term incentive plan performance units ("LTIP Units") annually to cover a three-year performance period. Awards are based on a pay grade level formula which takes into account relevant long-term award data as reported by a broad base of industrial companies in the Towers Perrin Compensation Data Bank Long-Term Incentive Plan Survey.

     In November 1997 the Committee made grants of qualified and non-qualified stock options at a purchase price equal to 100% of the fair market value of M.A. Hanna Common Stock on the grant date and awards of LTIP Units in the form of Performance Share units for a three-year performance period beginning on January 1, 1998. The Committee establishes target performance measures to be attained for each performance period, with threshold and maximum achievement levels.

1997 Long-Term Incentive Plan Payments

     The Committee applied the compound annual earnings per share growth and three-year average return on stockholders' equity performance measures established for the three-year performance period ending December 31, 1996 against actual performance and determined that participants had earned a payout of LTIP Units for that performance period at 189% of the target amounts. The Committee elected to make a portion of the payment to each participant in cash and a portion in shares of M.A. Hanna Common Stock, and awarded each participant shares of restricted M.A. Hanna Common Stock equal in value to 25% of the Common Stock portion of the payment. The terms of the restricted stock require the participant to hold the restricted stock and the stock issued in partial payment of the LTIP Unit award for four years, at which time the restrictions lapse.

Chief Executive Officer Compensation

     In reviewing Mr. McGregor's total compensation opportunity and each component thereof, the Committee took into account the same Watson Wyatt, Towers Perrin and Conference Board survey data for comparable companies and Hanna's operational, financial and strategic performance that it considered in connection with the other executive officers. In reviewing Mr. McGregor's 1997 performance, the Committee noted that Mr. McGregor had assumed the responsibilities of the Chief Executive Officer at the beginning of the year and reorganized the senior management team. The Committee recognized that under Mr. McGregor's leadership M.A. Hanna reported another year of record sales and earnings, accomplished four acquisitions totaling $140 million in sales, constructed four new plants and increased the Common Stock dividend for the tenth consecutive year. The Committee also reviewed Mr. McGregor's total compensation opportunity and incentive compensation awards.

     In order to recognize Mr. McGregor's appointment as Chief Executive Officer, the Committee approved a base pay increase for Mr. McGregor of 22.0% in 1997.

     The Committee approved an annual incentive compensation award of $330,000 for Mr. McGregor for his 1997 performance and made Long-Term Incentive Awards in accordance with program guidelines. Mr. McGregor's Long-Term Incentive Plan
payouts  were   calculated  in  the  same  way  as  the  payouts  to  all  other participants.

Stock Ownership Guidelines

     Stock ownership guidelines have been established for participants in the Company's Long-Term Incentive Plan which encourages them to acquire a guideline value of M.A. Hanna Common Stock. The guidelines are expressed as a multiple of base salary. The multiples range from three times base salary for the Chief Executive Officer to 0.5 times base salary for the non-officer, key manager participants in the Plan. Under the policy there will be no penalty for failure to achieve the expected levels of ownership but if a participant does not hold the guideline value of M.A. Hanna Common Stock at the end of a three-year period, up to one-half of his or her annual incentive compensation award will be paid in shares of M.A. Hanna Common Stock until the expected stock ownership value is achieved. The Committee monitors attainment of the guidelines.

Deductibility of Executive Compensation

     Internal Revenue Code Section 162 (m) and regulations thereunder respecting the non-deductibility of certain executive compensation payments in excess of $1 million did not affect the deductibility of M.A. Hanna compensation payments in 1997 and are not expected to affect the deductibility of compensation payments in 1998. Under the stockholder-approved Voluntary Non-Qualified Deferred Compensation Plan, the M.A. Hanna executives to whom Section 162 (m) may apply have elected to defer a portion of their compensation pursuant to the Plan and receive the deferred amounts after retirement, at which time the deductibility of such compensation will not be subject to Section 162 (m).


                     Compensation and Organization Committee

                                M. L. Mann, Chair
                                   B. C. Ames
                                   W. R. Embry
                                   R. W. Pogue


  Compensation and Organization Committee Interlocks and Insider Participation

     There are no Compensation and Organization Committee interlocks or insider participation.

                                PERFORMANCE GRAPH


                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
          AMONG HANNA, S&P 500 INDEX AND S&P SPECIALTY CHEMICALS INDEX

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                                       MAH

                                                                Cumulative Total Return
                                           -----------------------------------------------------------------
                                           12/92       12/93       12/94       12/95       12/96       12/97
Hanna M a Co                   MAH          100         116         129         155         186         218

S & P 500                      1500         100         110         112         153         189         252

S & P CHEMICALS (SPECIALTY)    ICHS         100         114         100         131         134         166

     This performance graph assumes that the value of the investment in M.A. Hanna and each index was $100 on December 31, 1992 and that all dividends were reinvested.

                             Directors' Compensation

     Directors who are not full-time employees of the Company are compensated for their services by payment of a quarterly retainer fee of $6,750 and a fee of $1,300 for each Board meeting attended. They also receive a fee of $1,100 for each committee meeting attended when the meeting occurs on the same day as a Board meeting and $1,500 when the meeting occurs on a day when no Board meeting is held; Chairs of Board committees are paid an additional fee of $200 for each committee meeting attended. Executive Committee members who are not full-time employees of the Company are paid an additional quarterly retainer fee of $1,250. Directors who are also full-time employees of the Company are not compensated for their services as directors and members of Board committees.

     Under the Directors' Deferred Fee Plan, which was approved by stockholders, non-employee directors are required to defer a minimum of 25% of their quarterly Board retainer fee into a Deferred Benefit Account maintained in Units, which are accounting units equal in value to one share of M.A. Hanna Common Stock. Directors may also elect to defer the balance of his or her retainer fees and meeting fees to the Units account or a cash account. The Units account is credited with additional units equal in value to cash dividends paid on the Common Stock equivalent to the balance of units in the Unit account and the cash account is credited with interest equal to interest payable on 1-year U.S. Treasury bills. Each Deferred Benefit Account maintained in Units is credited after the end of each year with additional units equal in value to 25% of the value of the units credited to each Deferred Benefit Account during the year. The Deferred Benefits Accounts are paid to Directors at the termination of their service or, at the director's election, at his or her death.

     One-time grants of options to purchase shares of the Company's Common Stock were granted in 1991 to all non-employee directors then in office and thereafter to non-employee directors at the time of their election to the Board at an option price equal to the closing sale price of the Common Stock on the New York Stock Exchange on the date of grant. The amount of shares subject to the one-time grant, adjusted for stock splits, is currently 22,500. One-third of the grant becomes exercisable after the director has served for one year from the date of grant, an additional one-third after two years and the balance after three years of service.

     A non-qualified retirement plan for non-employee Directors was terminated effective May 1, 1997, and no further benefits will accrue under the plan from that date for incumbent or future Directors. Each Director then in office who would have been entitled to receive a benefit under the terminated plan received an amount of restricted Common Stock of the Company equal to the net present value on May 1, 1997 of the benefit he or she would have received under the terminated plan, and the restrictions shall lapse upon the Director's termination of service.

     Effective May 1, 1998 the non-employee Directors' compensation shall include an annual award of $15,650 in the form of restricted M.A. Hanna Company Common Stock, valued at 100% of the market value of Common Stock on May 1. In general, the restricted shares vest only if the Director serves at least five years on the Board, with payment on the Director's retirement from the Board. If the Director's service is terminated for actions opposed to the best interests of the Company, the restricted shares will be forfeited. This compensation in restricted shares is intended to confirm the mutuality of interest among all stockholders, including the Directors, and maintain director compensation at competitive levels which may be adjusted as appropriate.

     2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors delegated its authority to select and appoint the Company's independent public accountants to the Audit Committee of the Board, which selected and appointed Price Waterhouse LLP to be the Company's independent public accountants for the year 1998, subject to ratification by the stockholders. The Audit Committee considers Price Waterhouse LLP to be well qualified.

     If the appointment is not ratified, the Audit Committee will reconsider its decision but will not be bound by the refusal of the stockholders to ratify the appointment of Price Waterhouse LLP. A representative of Price Waterhouse LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions. The Audit Committee of the Board of Directors recommends that the stockholders vote FOR ratification of the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.


                       Submission of Stockholder Proposals

     If a holder of the Company's Common Stock wishes to present a proposal for consideration at next year's annual meeting, any such proposal must be received at the Company's offices at Suite 36-5000, 200 Public Square, Cleveland, Ohio 44114-2304, Attention: Corporate Secretary, on or before November 4, 1998.


                                  Other Matters

     The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                                 JOHN S. PYKE, JR.
                                   Vice President, General Counsel and Secretary

March 16, 1998

|X|  Please mark your
     vote as in this
     example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and FOR proposals 2 and 3.
--------------------------------------------------------------------------------
1.   Election                           FOR             WITHHELD
     of Directors                       |_|                |_|
     (see  reverse)

2.   Ratification of                    FOR           AGAINST            ABSTAIN
     appointment of                     |_|             |_|                |_|
     accountants.

3.   Upon such other                    FOR           AGAINST            ABSTAIN
     business as may                    |_|             |_|                |_|
     properly come
     before the meeting.

For, except vote withheld from the following nominee(s):

________________________________________________________

--------------------------------------------------------------------------------

                                        ----------------------------------------
                                                     SPECIAL ACTION
                                        ----------------------------------------

                                        Comments                           |_|

                                        Discontinue Annual Report
                                        Mailing for this Account           |_|

                                        Change of                          |_|
                                        Address
                                        ----------------------------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


SIGNATURE(S)________________________________________________________ DATE_______

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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     FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

                               M.A. Hanna Company

Dear Stockholder:

M.A. Hanna Company encourages you to take advantage of a new and convenient way by which you can vote your shares: by telephone. This eliminates the need to return the proxy card.

To vote your shares telephonically, you must use the voter control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

On a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week.

Your telephonic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares telephonically, there is no need for you to mail back your proxy card.

                  Your vote is important. Thank you for voting.

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                               M.A. Hanna Company
                        Suite 36-5000, 200 Public Square
                           Cleveland, Ohio 44114-2304

     The undersigned hereby appoints D. J. McGregor and J. S. Pyke, Jr. as P proxies, each with the power to appoint his substitute, and authorizes them R to represent and to vote, as directed, all the shares this Proxy is
O entitled to vote at the M.A. Hanna Company annual meeting of stockholders X to be held on May 6, 1998 and any adjournment thereof. If no direction is Y made, the proxies will vote FOR the election of nominees listed below, FOR the ratification of appointment of the accountants and upon such other business as may properly come before the meeting.

     Nominees for election as Directors are:

     1. C. A. Cartwright           4. G. D. Harnett            7. M. L. Mann
     2. W. R. Embry                5. G. D. Kirkham            8. D. J. McGregor
     3. J. T. Eyton                6. D. B. Lewis              9. R. W. Pogue

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     FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

                                M.A.HannaCompany

                         Annual Meeting of Stockholders

                                   May 6, 1998
                                   10:30 a.m.
                                   Auditorium
                             Forum Conference Center
                             1375 East Ninth Street
                              Cleveland, Ohio 44114